Exhibit 21.1

SUBSIDIAIRES OF ENLIGHTIFY INC.

Name	Place of Incorporation
ENFY US INC.	New Jersey
Antaeus Tech, Inc.	Delaware
Shaanxi TechTeam Jinong Humic Acid Product Co., Ltd.	People’s Republic of China
Beijing Gufeng Chemical Products Co., Ltd.	People’s Republic of China
Beijing Tianjuyuan Fertilizer Co., Ltd.	People’s Republic of China

VARIABLE INTEREST ENTITIES OF ENLIGHTIFY INC.

Name	Place of Incorporation
Xi’an Hu County Yuxing Agriculture Technology Development Co, Ltd.	People’s Republic of China